                          INDEPENDENT AUDITORS' CONSENT

We consent to the use, in the Registration Statement of RRUN Ventures Network,
Inc. on Form S-8/A relating to the registration of 13,750,000 common shares to be issued to Terrance Lall pursuant to an addendum to agreement for consulting services entered into with RRUN Ventures Network, Inc., of our Auditors' Report, dated April 8, 2003, on the consolidated balance sheets of RRUN Ventures
Network, Inc. as at December 31, 2002 and 2001, and the related consolidated statements of operations and deficit accumulated during the development stage, cash flows, and stockholders' equity for the years ended December 31, 2002 and
2001, and for the period from inception, October 12, 2000, to December 31, 2002.

Vancouver, Canada                                     "Morgan & Company"

July 2, 2003                                           Chartered Accountants